Exhibit (11)(a)

July 30, 2010

DCA Total Return Fund

518 17th Street, Suite 1200

Denver, Colorado 80202

Re:

DCA Total Return Fund, a Delaware statutory trust (the “Fund”)

Pre-Effective Amendment No. 1 to Registration Statement on Form N-14

filed with the Securities and Exchange Commission on July 30, 2010

(the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to the Fund, and are providing this opinion in connection with the registration statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the shares (the “Shares”) of the Fund to be issued pursuant to a certain Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and between the Fund and DCW Total Return Fund, included as an exhibit to the Registration Statement.

In such connection, we have examined the Registration Statement, the Certificate of Trust, the Declaration of Trust, the Bylaws of the Fund, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and have considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares of beneficial interest by entities such as the Fund. We express no opinion with respect to any other laws.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Fund of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued, fully paid and non-assessable Shares of the Fund.

DCA Total Return Fund

July 30, 2010

We hereby consent to all references to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Registration Statement, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP